Exhibit 10.1

Execution Version

MASTER LEASE MODIFICATION AND SETTLEMENT AGREEMENT

This Master Lease Modification and Settlement Agreement (the “Agreement”) is made and entered into as of this 3rd day of June, 2020 and is by and between Transform SR Operations LLC and Transform KM Operations LLC (the “Tenant”) and Seritage SRC Finance LLC and Seritage KMT Finance LLC (the “Landlord”), collectively the “Parties” and each a “Party” to this Agreement.

BACKGROUND

A.

Landlord and Tenant entered into that certain Master Lease dated February 28, 2019 (the “Master Lease”).  Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Master Lease;

B.	Pursuant to the terms of the Master Lease, Tenant leases from Landlord certain premises set forth on Exhibit A hereto and as more particularly described in the Master Lease (the “Stores”);

C.

On account of the COVID-19 pandemic and for other reasons, Tenant has requested that the Master Lease terminate with respect to twelve (12) of the Stores as identified on Exhibit A (the “Termination Stores”); which Termination Stores are eligible for termination effective March 1, 2021, without payment of a termination fee under the Master Lease; and

D.

Landlord and Tenant desire to modify certain terms of the Master Lease with respect to (i) the Termination Stores and (ii) the remaining five (5) Stores as identified on Exhibit A (such remaining five (5) stores, the “Remaining Stores”).

NOW, THEREFORE, in consideration of the mutual obligations and promises contained herein, Landlord and Tenant agree as follows:

1.

Surrender of Termination Stores. (a) Landlord acknowledges that Tenant wishes to surrender and terminate the Master Lease with respect to the Termination Stores on the earlier of (i) Tenant’s completion of the going out of business sales at all such locations or (ii) September 30, 2020 (the “Surrender Date”).  Tenant shall provide Landlord with no less than five (5) business days’ notice of the Surrender Date.  On or prior to the Surrender Date, Tenant shall remit to Landlord a surrender fee equal to $5,300,000 (“Surrender Payment”). So long as Tenant continues to maintain the Termination Stores in the physical condition required under the Master Lease, ordinary wear and tear excepted (consistent with prior surrenders under the Master Lease), subject to receipt by Landlord of the Surrender Payment, Landlord agrees to accept the surrender of the Termination Stores and to terminate the Master Lease with respect to the Termination Stores as of the Surrender Date subject to those continuing obligations of Tenant which survive the Surrender Date pursuant to the terms of the Master Lease.

(b)  Tenant on behalf of itself and its affiliates (collectively, “Transform”) agrees that (i) if Transform enters into an agreement with any other Portfolio Landlord (as defined below) for the surrender of any locations leased to Transform by such Portfolio Landlord and (ii) the surrender payment or other monetary consideration paid by Transform to such Portfolio Landlord, on a recovery percentage basis exceeds the amount of the Surrender Payment that Landlord has agreed to accept pursuant to this Agreement, then in such instance Landlord shall be entitled to additional consideration in the amount necessary provide Landlord with the same recovery percentage as such Portfolio Landlord.  As used herein “Portfolio Landlord” means any landlord that currently leases ten (10) or more locations to Transform.

2.

Deferral of Base Rent on the Remaining Stores.  Landlord and Tenant agree that Tenant shall be entitled to defer Base Rent at the Remaining Stores (the “Deferred Rent”) for the period commencing on April 1, 2020 and ending on September 30, 2020 (the “Deferral Period”).  During the Deferral Period, Tenant shall continue to pay all Additional Rent as required pursuant to the Master Lease. All Deferred Rent shall be paid back in equal monthly installments over a period of twelve (12) months commencing on October 1, 2020 and ending on September 1, 2021. In the event that Tenant (i) fails to make the Surrender Payment in accordance with this Agreement, (ii) fails to pay any Additional Rent on the Remaining Stores as required pursuant to the Master Lease, or (iii) exercises its termination right with respect to any of the Remaining Stores, then in any of the foregoing circumstances and at Landlord’s option, all Deferred Rent shall become immediately due and payable.

3.

Acknowledgment of Liability of Tenant to Landlord Regarding the Termination Stores.  Tenant agrees and acknowledges that, as of the date that this Agreement is entered into, but for the terms and conditions of this Agreement Tenant is and remains liable to Landlord with respect to all Base Rent, Additional Charges, and other payments related to the Termination Stores through the Initial Term (the “Liable Amount”).

4.

Effectiveness of Release by Landlord. Subject to payment of the Surrender Amount, Landlord hereby releases Tenant and its affiliates, and all persons or entities claiming by, through or under them, and their respective heirs, predecessors, successors, and assigns, from the Liable Amount, subject to automatic rescission of such releases and reinstatement of the Liable Amount in full in the event (a) Tenant or any third-party commences any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, including under Title 11 of the U.S. Code, (i) seeking to have any order for relief of Tenant’s debts, or seeking to adjudicate Tenant as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for Tenant or for all or any substantial  part of Tenant’s assets (an “Insolvency Proceeding”), and (b) in or as a result of such Insolvency Proceeding Landlord is required to disgorge all or any portion of the Surrender Payment (whether pursuant to 11 U.S.C. §§ 547 or 548 or any analogous law of any jurisdiction).

5.

Tenant Warranties.  In consideration of Landlord’s agreement to the terms and conditions of this Agreement, Landlord relies upon Tenant’s warranty that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. § § 547(b)(3) and 548(a)(I)(B)(ii)(I), and will remain solvent following its payment to the Landlord of the Surrender Payment. Furthermore, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Tenant, within the meaning of 11 U.S.C. § 547(c)(1); and (b) concluded that the mutual promises, covenants, and obligations set forth herein do, in fact, constitute such a contemporaneous exchange. In addition, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value which is not meant to hinder or delay payment to, or to defraud any entity to which Tenant was or became indebted on or after the date of this transfer, all within the meaning of 11 U.S.C. § 548(a)(l).

If Tenant commences, or a third-party commences, any Insolvency Proceeding, Tenant agrees as follows:

a.	Tenant’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548 or any analogous law of any jurisdiction, and Tenant will not argue or otherwise take the position in any such case, proceeding, or action that: (i) Tenant’s obligations under this Agreement may be avoided under 11  U.S.C. §§ 547 or 548 or any analogous law of any jurisdiction; (ii) Tenant was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the Landlord hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Tenant;

b.   If Landlord is required to disgorge all or any portion of the Surrender Payment, Landlord shall have an allowed claim against the Tenant for the entire Liable Amount; and

c.Tenant acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided by and through this Agreement.

6.

Release. (a) In consideration of the promises contained in this Agreement, the receipt and sufficiency of which are acknowledged, and except for the obligations set forth in this Agreement Tenant on behalf of itself and its affiliates, and all persons or entities claiming by, through or under them, and their respective heirs, predecessors, successors, and assigns, hereby fully, completely, and finally waive, release, remise, acquit, and forever discharge and covenant not to sue Landlord, as well as Landlord’s respective predecessors, successors, affiliates, subsidiaries, parents, divisions, partnerships, and joint ventures, and all of the foregoing entities’ respective past, present, and future associates, representatives, owners, members, estates, assigns, insurers, reinsurers, shareholders, creditors, administrators, executors, partners, principals, trustees, directors, officers, employees, committee members, independent contractors, attorneys, agents, and all others acting or claiming by, through, under, or in concert with any of the foregoing with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, relating to the Master Lease and that certain Master Lease dated July 7, 2015 by and between Landlord, as landlord and Kmart Operations LLC and Sears Operations LLC, as tenant.

(b) Tenant warrants and represents that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.  Tenant acknowledges and agrees that the release set forth herein is a general release and further expressly waives and assumes the risk of any and all claims for damages which exist as of this date but which they do not know or expect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Tenant’s decision to enter into this Agreement.

7.

No Further Modification.  Except as set forth in this Agreement, all of the terms and provisions of the Master Lease are hereby ratified, approved and confirmed and shall remain unmodified and in full force and effect.

8.

Entire Agreement. The Parties represent and agree that no promise, inducement, or agreement other than as expressed herein has been made to them and that subject to the terms and conditions of the Master Lease this Agreement is fully integrated, supersedes all prior agreements and understandings between the Parties, and contains the entire agreement between the Parties. This Agreement shall bind and inure to the benefit of the heirs, beneficiaries, representatives, successors, and assigns of the Parties.

9.

Authority. The Parties represent and warrant that they possess full authority to enter into this Agreement and to lawfully and effectively release the opposing Party as set forth herein, free of any rights of settlement, approval, subrogation, or other condition or impediment. This undertaking includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or pursue any claims arising from or based upon the claims that have been released herein.  Landlord represents and warrants that no consent of any lender is required for this Amendment or if required has been obtained.

10.

Severability. The Parties agree that if, for any reason, a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

11.

Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties are not signatories to the original or the same counterpart.  Facsimile and e-mailed signatures shall be accepted the same as an original signature. A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

12.	Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws).

IN WITNESS WHEREOF, Landlord and Tenant have executed the Agreement on the day and year first above-written.

Landlord:

Seritage SRC Finance LLC	Seritage KMT Finance LLC
By: /s/ Matthew Fernand	By: /s/ Matthew Fernand
Name: Matthew Fernand	Name: Matthew Fernand
Title: Vice President	Title: Vice President

Tenant

Transform SR Operations LLC	Transform KM Operations LLC
By: /s/ D. Scott Carr	By: /s/ D. Scott Carr
Name: D. Scott Carr	Name: D. Scott Carr
Title: Authorized Signatory	Title: Authorized Signatory

Agreed to and acknowledged by: ORIGINAL GUARANTORS:

TRANSFORM MIDCO LLC,

a Delaware limited liability company

By:/s/ Harold Talisman
Name:Harold Talisman
Title:Authorized Signatory

TRANSFORM SR HOLDINGS LLC,

a Delaware limited liability company

By:/s/ D. Scott Carr
Name:D. Scott Carr
Title:Authorized Signatory

TRANSFORM A&E FACTORY SERVICE LLC

TRANSFORM A&E LAWN AND GARDEN LLC

TRANSFORM CALIFORNIA BUILDER APPLIANCES LLC

TRANSFORM FLORIDA BUILDER APPLIANCES LLC

TRANSFORM INNOVEL SOLUTIONS LLC

TRANSFORM KM LLC

TRANSFORM KM OF MICHIGAN LLC

TRANSFORM KM OF WASHINGTON LLC

TRANSFORM KM OPERATIONS LLC

TRANSFORM KM STORES OF ILLINOIS LLC

TRANSFORM KM STORES OF TEXAS LLC

TRANSFORM KM.COM LLC

TRANSFORM MAXSERV LLC

TRANSFORM MYGOFER LLC

TRANSFORM SERVICELIVE LLC

TRANSFORM SR BRANDS MANAGEMENT LLC

TRANSFORM SR DE PUERTO RICO LLC

TRANSFORM SR HOLDINGS LLC

TRANSFORM SR HOME & BUSINESS FRANCHISES LLC

TRANSFORM SR HOME IMPROVEMENT PRODUCTS LLC

TRANSFORM SR LLC

TRANSFORM SR OPERATIONS LLC

TRANSFORM STARWEST LLC

TRANSFORM WALLY LABS LLC

By:/s/ Harold Talisman
Name:Harold Talisman
Title:Authorized Signatory

Exhibit A

Stores